Exhibit 10.1

MASTER EMPLOYMENT AGREEMENT

THIS AGREEMENT, is entered into effective as of the 27th day of July, 2016, by and between ARI Network Services, Inc., a Wisconsin corporation, (“we”) and Robert Ostermann, our employee referred to in this Agreement as “you.”

RECITALS

A.

We have made a substantial investment of time, effort and expense to establish and maintain favorable customer relationships in order to market our products and services and enhance our business. You have continued to be our employee because we believe you can make an important and meaningful contribution to our success. On and after the effective date, you accept the compensation set forth in Exhibit A hereto, ‘Employee Compensation’ and acknowledge such compensation reflects an increase over your previous level of compensation, and agree that such increase is fully adequate consideration for entering into this Agreement with us.

B.

Your responsibility is to perform the duties of your position and to develop and maintain professional relationships with our Clients. It is essential that you continue to develop and maintain personal contacts and personal relationships with those Clients with whom you come in contact. Our business is not only judged by the quality of our products and services, but also by your attitude, the interest you take in your work and your overall performance as an individual. We expect all of these to have a positive effect on your co-workers and our Clients;

C.

In the course of your employment, and to enable you to perform your duties with Clients and with other employees, we will continue to openly share certain valuable and confidential information with you. Such confidential information is protected by this Agreement and such disclosure does not alter or remove the confidential nature of this information;

D.	We are willing to continue to employ you provided you agree not to compete with us and not to use or disclose our confidential information.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained below and in consideration of your employment by us, it is agreed as follows:

1. Employment. We agree to continue to employ you, and you agree to accept employment with us, upon the following terms and conditions.

2. Duties. You shall continue to accept the responsibilities and perform the duties of your position and shall perform such additional duties as directed or assigned by your supervisor or members of our management. Your position description, performance objectives and duties may be revised from time to time at our sole discretion. You agree to devote your full time and energy to the furtherance of our business. Without our prior written consent, you shall not, while our employee, work or perform services in any advisory or other capacity for any individual, firm, company, or corporation other than us if such work or services (“Outside Work”) would violate the terms of this Agreement or interfere in any way with the performance of your job duties for us. If you are in doubt whether the performance by you of any particular Outside Work might violate the terms of this Agreement, we recommend that you discuss such matter with your Manager or an appropriate member of the Executive Team. It is not our intent or purpose to prevent you from performing Outside Work that would not violate the terms of this Agreement. To avoid difficulties, seeking such clarification in a particular instance may be the most advisable course of action.

3. Compensation. We shall pay you, as compensation for all the services to be rendered by you, the compensation described in Exhibit A, attached hereto (the “Employee Compensation”), and, except as modified to constitute the consideration to you for entering into this Agreement, as determined and modified by us in our sole discretion from time to time. Our obligation to pay you any Employee Compensation shall cease upon termination, for whatever reason, of your employment with us. Your annual salary shall be prorated for partial calendar years of service to us.

4. Terms, Conditions and Termination.

(a) Your employment with us is at will and may be terminated at any time, with or without cause and with or without notice, by either you or by us. After termination of your employment, the duties and obligations we have to each other thereafter are as set forth in certain sections in this Agreement which follow (“Post-Termination Duties and Obligations”). Whenever a Section refers to such Post-Termination Duties and Obligations, it is understood and agreed that all Post-Termination Duties and Obligations shall apply and be in force irrespective of the reason for termination. In other words, in such Sections, any reference to the word “termination” shall refer to “termination, for any reason,” without the need to include the words “for any reason” We may change the status, terms and conditions of your employment at any time with or without cause, except for the at-will nature of the employment relationship. These terms and conditions include, but are not limited to, continued employment, discipline, termination, demotion, promotion, transfer, compensation, benefits, duties, and locations of work. No employee of ours has the authority to enter into any agreement for employment for a specified period of time or to make any representation or agreements to the contrary, except in a written document signed by you and our President.

(b) In the event of your death, all of our obligations under this Agreement shall terminate immediately except with respect to benefits or payments to which you are entitled by law or contract after death.

(c) Upon termination of your employment, or at any time requested by us, you shall return immediately to us all of our documents, records and other property, and all copies thereof, within your possession, custody or control, including, but not limited to, any materials containing any Trade Secrets (defined below) or Confidential Information (defined below) or any portion thereof. Upon termination of Employment, or at any time requested by us, you further agree to destroy such records maintained by you on your own computer equipment. Notwithstanding the foregoing provisions, you will retain your personal employment records that we have provided to you during your employment by us.

d) Without limitation to the foregoing, you acknowledge and agree that any phone numbers (including, without limitation, telephone, cellular, mobile or facsimile numbers), e-mail accounts, or other means of contact you use primarily in the course of performing your duties for us, shall be owned by us and must be returned to us immediately upon termination of your employment or upon our request. If, notwithstanding the foregoing sentence, you are deemed to have any ownership interest in such numbers, accounts or means of contact, you hereby assign, and agree that the ownership of any current or future such numbers, accounts or means of contact shall be automatically assigned, without further consideration, to us. You agree to perform, during or after your employment, such further acts as may be necessary or desirable to transfer, perfect and defend our ownership of such numbers, accounts and means of contact that are reasonably requested by us. Notwithstanding the foregoing provisions, to the extent we so consent in writing at the time of termination, you may retain any such numbers, accounts or means of contact upon termination of your employment.

5. Business Ideas.

(a) We will own, and you hereby assign to us and agree to assign to us, all rights in all Business Ideas which you originate or develop whether alone or working with others while you are employed by us. All Business Ideas which are or form the basis for copyrightable works are hereby assigned to us and/or shall be assigned to us or shall be considered “works for hire” as that term is defined by United States copyright law.

(b) The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments, and copyrightable works, whether or not patentable or registrable, which you originate or develop, either alone or jointly with others, while you are employed by us and which are: (i) related to any business that we are known to be engaged in (a “Current Business”), or related to a Current Business and contemplated by us; (ii) originated or developed during your working hours; or (iii) originated or developed, in whole or in part, using materials, labor, facilities, or equipment furnished by us.

(c) While employed by us, you will promptly disclose all Business Ideas to us. Such disclosure may be made by you to your Manager or to an appropriate Member of the Executive Team in a manner providing acknowledgement in writing of the substance thereof from the person to whom you make such disclosure.

(d) At any time during or after your employment by us, you will promptly execute all documents which we may reasonably require to perfect our patent, copyright and other rights to such Business Ideas throughout the world.

(e) This Paragraph 5 does not apply to any invention which qualifies as a nonassignable invention under Section 2870 of the California Labor Code, and you hereby represents that you have received and reviewed the Notification attached hereto as Exhibit B (Limited Exclusion Notification).

6. Need for Restrictions. You acknowledge and agree that (i) our business and client relationships are significant assets of ours which have been established and maintained by a substantial investment of time, effort and expense by us; (ii) you, by virtue of your employment with us, will have unique and extensive exposure to our most confidential business plans, strategies and operating techniques as well as to our Clients; and (iii) you would be able to compete unfairly with us which would cause a loss in revenue that could injure our business and cause other damages, unless you are subject to the restrictions contained in Sections 5 and 7 through 10, and such other restrictions as may be set forth in this Agreement. You agree that the restrictions set forth therein, including, but not limited to, the time period and client parameters of such restrictions, are fair and reasonably required for the protection of our interests. You also agree that your education and experience are such that the restrictions in Sections 5 and 7 through 10, and such other restrictions as may be set forth in this Agreement, will not unduly interfere with your ability to earn a livelihood.

7. Confidentiality.

(a) During your employment with the Company, you agree to not directly or indirectly, use or disclose any Confidential Information or Trade Secrets (as defined below) except in the interest and for the benefit of the Company. Upon termination of your employment, you will not either directly or indirectly, use or disclose any Trade Secrets of the Company. For a period of twenty-four (24) months following your termination, you will not, directly or indirectly, use or disclose any Confidential Information of the Company.

(b) For purposes of this Agreement, third-party information provided to the Company pursuant to the terms of a confidentiality arrangement or agreement is considered to be Confidential Information.

(c) The term “Trade Secret” has that meaning set forth under applicable law. The term includes, but is not limited to, all computer source, object or other code created by or us.

(d) The term “Confidential Information” means all of our non-Trade Secret or proprietary information which has value to us and which is not known to the public or our competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated or treated as confidential or proprietary by us; and (iii) information received by us from others which we have an obligation to treat as confidential.

(e) Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by you to have been known by you prior to your employment by us; (ii) is or becomes generally available to the public through no act or omission of yours; (iii) is obtained by you in good faith from a third party who discloses such information to you on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by you outside the scope of your employment without use of Confidential Information or Trade Secrets.

8. Confidential Information of Others. You warrant and represent to us that you are not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict with, or prohibit you from fully carrying out your duties as described under the terms of this Agreement. Further, you warrant and represent to us that you have not and will not retain or use, for our benefit, any confidential information, records, trade secrets, or other property of a former employer.

9. Restrictions on Competition during Employment. While we employ you, you shall not, directly or indirectly, compete against us, or, directly or indirectly, divert or attempt to divert business from us anywhere we do business.

10. Non-solicitation of Employees. During your employment by us and for twelve (12) months thereafter, you shall not, directly or indirectly, encourage any employee of ours to terminate his/her employment with us or solicit such an individual for employment away from us in any manner which would end or diminish that employee’s services to us.

11. Provisions Applicable if You Work for Us in Certain States. If appropriate, you may be required to accept a replacement Agreement based on our requirements for a new state which has become your place of work for us. Depending on your place of work, an updated Agreement may be applicable.

12. Equitable Relief. The parties to this Agreement acknowledge that a breach by you of any of the terms or conditions of this Agreement will result in irrevocable harm to us and that the remedies at law for such breach may not adequately compensate us for damages suffered. Accordingly, you agree that in the event of such breach, we shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide (without the necessity of posting bond or other security). Nothing contained herein will be construed to limit our right to any remedies at law, including the recovery of damages for breach of this Agreement. If we bring any action for injunctive relief or recovery of damages or to enforce any of the terms, covenants or conditions contained herein and are the prevailing party, we shall be entitled to recover reasonable attorney’s fees from you, in addition to costs and necessary disbursements, incurred in such action.

13. Modification. In the event any provision of this Agreement is determined by a court of law to be overbroad, unreasonable or unenforceable, the court may, as allowed by applicable law, revise the specific terms of this Agreement to the fullest extent permitted by law to make such terms reasonable and enforceable.

14. Non-Disparagement. Employee agrees to take no action which is intended, or would reasonably be expected, to reflect negatively on the Company or harm the Company or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company

15. Miscellaneous.

(a) This Agreement shall not be amended or modified except by a writing executed by both parties, and, with respect to your at-will employment status, any modification must be signed by both you and our President.

(b) This Agreement shall be binding upon and inure to our benefit and our successors and assigns. We may assign this Agreement and any of our rights hereunder. Due to the personal nature of this Agreement, you shall not have the right to assign your rights or obligations under this Agreement without our prior written consent.

(c) You agree, during the term of any restriction contained in this Agreement, to disclose this Agreement to any entity which offers employment to you. You further agree that we may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of your potential or future employers.

(d) This Agreement and the attached Exhibit represent the entire understanding of the parties concerning the subject matter hereof, and supersede all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof.

(e) All communications required or otherwise provided under this Agreement shall be in writing and hand delivered, or sent via email to your Manager or appropriate Member of the Executive Team. All notices shall be deemed effective when personally received by hand delivery or email by the recipient, or on the date of actual receipt, as evidenced by courier record, or by similar document.

If to ARI NETWORK SERVICES, INC: ARI NETWORK SERVICES, INC.

10850 West Park Place, Suite 1200

Milwaukee, WI 53224-3635

Attn: Human Resources

If to Employee: Robert Ostermann

7855 E. Garner Street

Long Beach, CA 90808

(f) Exhibit A, attached hereto, as we may modify it from time to time, is incorporated herein by this reference.

(g) Exhibit B (Limited Exclusion Notification), attached hereto, is incorporated herein by this reference.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the state in which you regularly and primarily perform your work for us.

17. Consideration. Execution of this Agreement is a condition of your employment with us, and your employment by us constitutes the consideration for your undertakings hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

ARI NETWORK SERVICES, INC. EMPLOYEE

By: /s/ Roy W. Olivier By: /s/ Robert Ostermann

Roy W. Olivier Robert Ostermann

President & CEO Chief Technology Officer

[Exhibit A - Employee Compensation, Exhibit B – Limited Exclusion Notification and Exhibit C – Severance Agreement to follow]

Exhibit A

EMPLOYEE COMPENSATION

PAYROLL DATA: Robert Ostermann

X Full Time Part Time Temporary / Intern X Exempt Non-Exempt

Position/Title: Chief Technology Officer

Position Manager: Roy W. Olivier

Hourly $

Salary $ No change

Commission/Bonus $ No change

Department:

Dept. Number:

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Master Employment Agreement between you and ARI Network Services, Inc. (the “Company”) does not require you to assign, or offer to assign, to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of the State of California and is unenforceable in California.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this Notification.

EMPLOYEE

By: /s/ Robert Ostermann

Robert Ostermann

Chief Technology Officer

July 27, 2016

ARI NETWORK SERVICES, INC.

By: /s/ Roy W. Olivier

Roy W. Olivier

President & CEO

July 27, 2016

EXHIBIT C

Employment Agreement Addendum

Termination

1.1 Termination Not In Connection With A Change In Control.

(a) Termination Without Cause. Subject to Section 1.2, below, the President and/or CEO may terminate Executive’s employment and all of the Company’s obligations under this Agreement (except as provided in Section 2.1, below, and as required by law) at any time without Cause (defined below).

(b) Termination For Cause. Subject to Section 1.2, below, the President and/or CEO may terminate Executive’s employment and all of the Company’s obligations under this Agreement (except as provided in Section 2.1, below, and as required by law) at any time for Cause (defined below) by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the President and/or CEO may designate. “Cause” shall mean any of the following: (1) Executive has, in a material way, breached this Agreement or the fiduciary duty he owes to the Company or any other legal obligation or duty he owes to the Company, which breach remains uncured, if possible to cure, to the reasonable satisfaction of the President and/or CEO for thirty (30) calendar days after Executive receives written notice thereof from the President and/or CEO that specifies in reasonable detail the alleged breach; (2) Executive has committed gross negligence or willful misconduct in the performance of Executive’s duties for the Company; (3) Executive has failed in a material way to follow reasonable instructions from the President and/or CEO, consistent with this Agreement, concerning the operations or business of the Company, which failure remains uncured, if possible to cure, to the reasonable satisfaction of the President and/or CEO for thirty (30) calendar days after Executive receives written notice thereof from the President and/or CEO that specifies in reasonable detail the alleged failure; (4) Executive has committed a crime the circumstances of which substantially relate to Executive’s employment duties with the Company; (5) Executive has misappropriated or embezzled funds or property of the Company or engaged in any act of dishonesty that involves the business of the Company or causes material damage to the Company; and (6) Executive attempts to misappropriate or misappropriates a corporate opportunity of the Company, unless the transaction was approved in writing by the President and/or CEO after full disclosure of all details relating to such transaction.

(c) Termination by Death or Disability. Subject to Section 1.2, below, Executive’s employment and all of the Company’s obligations under this Agreement (except as provided in Section 2.1, below, and as required by law) shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive. For purposes of this Agreement, “Disability” means the inability of Executive, due to a physical or mental impairment, to perform the essential functions of Executive’s job with the Company, with or without a reasonable accommodation, for ninety (90) consecutive business days or one hundred twenty (120) business days in the aggregate during any 365-day period. A determination of Disability shall be made by the President and/or CEO and/or the Board, which may, at their sole discretion, consult with a physician or physicians satisfactory to the President and/or CEO and/or the Board, and Executive shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the Parties. Any determination of Disability under this Section 1.1(c) is not intended to alter any benefits any Party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

d) Termination by Retirement. Subject to Section 1.2, below, Executive’s employment and all of the Company’s obligations under this Agreement (except as provided in Section 2.1, below, and as required by law) shall terminate automatically, effective upon Executive’s retirement in accordance with the Company’s retirement plan or policy should a retirement plan or policy for senior executives of the Company be adopted.

(e) Termination by Resignation. Subject to Paragraph 1.2, below, Executive’s employment and all of the Company’s obligations under this Agreement (except as provided in Section 2.1, below, and as required by law)

shall terminate automatically, effective immediately upon Executive’s provision of thirty (30) days’ prior written notice to the President and/or CEO of resignation from employment with the Company or at such other time as may be mutually agreed between the Parties following the provision of such notice.

(f) Termination for Good Reason. Subject to Section 1.2, below, Executive may terminate his employment and all of the Company’s obligations under this Agreement (except as provided in Section 2.1, below, and as required by law) for Good Reason (defined below). A termination shall only be for Good Reason if: (1) within ninety (90) calendar days of the initial existence of Good Reason, Executive provides written notice of Good Reason to the President and/or CEO; (2) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (3) Executive terminates his employment effective any time after the expiration of such 30-day remedy period prior to the date that is two (2) years after the initial existence of Good Reason. “Good Reason” shall mean the occurrence of any of the following without the written consent of Executive: (a) the Company has breached this Agreement in a material way, which breach remains uncured, if subject to cure, for thirty (30) calendar days after the President and/or CEO receives written notice thereof from Executive; (b) a material diminution in Executive’s Base Salary; ; or (c) a material change in the geographic location at which Executive must perform his services, provided such new location is more than fifty (50) miles from the location where Executive is required to perform services prior to the change.

1.2 Rights Upon Termination Not In Connection With A Change In Control.

(a) Section 1.1(a), Section 1.1(c) and Section 1.1(f) Termination. If Executive’s employment is terminated pursuant to Section 1.1(a), Section 1.1(c), or Section 1.1(f), above, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive the following: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination and (2) any earned but unpaid bonus due to Executive as of the effective date of termination. With respect to a termination pursuant to Section 1.1(a) or Section 1.1(f), above, Executive shall also receive (1) Executive’s Base Salary, at the rate in effect at the time of termination, for six (6) months following the effective date of termination; and (2) acceleration of all outstanding unvested options and unvested restricted stock which has time based vesting and is not subject to market or performance based vesting conditions held by Executive as of the effective date of termination. Payment of the amounts specified in subsection (1) of the immediately preceding sentence shall be made in six (6) equal monthly installments following the effective date of termination. Notwithstanding the foregoing, the payment and receipt of the benefits specified in subsections (1), and (2), of that same sentence are contingent upon Executive’s execution of a written severance agreement (in a form satisfactory to the Company) containing, among other things, a general release of claims against the Company, and the rescission period of such agreement must expire, without revocation of such release, within sixty (60) days following the effective date of termination. To the extent that payments would otherwise be paid to Executive within the sixty (60) day period following the effective date of termination, such payment(s) shall be made following Executive’s execution of such general release and the expiration of the applicable rescission period, except where the sixty (60) day period following the effective date of termination spans two different calendar years, in which case such payment(s) or benefit(s) will not be paid until the later calendar year during the sixty (60) day period.

(b) Section 1.1(b) and Section 1.1(e) Terminations. If Executive’s employment is terminated pursuant to Section 1.1(b), above, or if Executive resigns pursuant to Section 1.1(e), above, Executive shall have no further rights against the Company hereunder, except for the right to receive any unpaid Base Salary with respect to the period prior to the effective date of termination.

(c) Section 1.1(d) Termination. If Executive retires pursuant to Section 1.1(d), above, Executive shall have no further rights against the Company hereunder, except for the right to receive: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination; (2) any earned but unpaid bonus due to Executive as of the effective date of termination; and (3) any additional benefits provided for under the Company’s retirement plan or policy for senior executives, if any.

2.1 Survival. The covenants set forth in Sections 1 through 20 of this Agreement shall survive the termination of Executive’s employment hereunder.

The parties have executed this Addendum as of the date first indicated above.

ARI NETWORK SERVICES, INC. EMPLOYEE

By: /s/ Roy W. Olivier By: /s/ Robert Ostermann

Roy W. Olivier Robert Ostermann

President and CEO Chief Technology Officer